LEADER CAPITAL CORPORATION
                         121 SW Morrison St., Suite 425
                               Portland, OR 97204


July 1, 2005


                                Letter Agreement

To:   Unified Series Trust
      431 North Pennsylvania Street
      Indianapolis, Indiana  46204

Dear Ladies and Gentlemen:

      You have engaged us to act as the sole investment advisor to the Leader Short-Term Bond Fund (the "Fund") pursuant to the Management Agreement approved by the Board of Trustees on March 14, 2005 and June 29, 2005.

      From the date the Fund's shares are first issued to the public until June 30, 2007, we hereby agree to waive our fee and reimburse the fees and expenses of the Fund, but only to the extent necessary to maintain the Fund's total annual operating expenses, excluding any 12b-1 fees, brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses, at 1.40% of the average daily net assets of the Fund for that period.

                                      Very truly yours,

                                      LEADER CAPITAL CORPORATION


                                      By: /s/ John E. Lekas
                                          --------------------------------------
                                          John E. Lekas, President


                                      Acceptance

The foregoing is hereby accepted.

                                      UNIFIED SERIES TRUST


                                      By: /s/ Anthony J. Ghoston
                                          --------------------------------------
                                          Anthony J. Ghoston, President